Exhibit 5.3
July 15, 2010
Pinnacle Entertainment, Inc.
8918 Spanish Ridge Avenue
Las Vegas, Nevada 89148
          Re:      Pinnacle Entertainment, Inc. Registration Statement on Form S-4
Ladies and Gentlemen:
          We have acted as special Indiana counsel to Pinnacle Entertainment Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance by the Company of $350 million aggregate principal amount of its new 8.75% Senior Subordinated Notes due 2020 (the “New Notes”), in connection with the proposed exchange of $1,000 principal amount of the New Notes for each $1,000 principal amount of its outstanding 8.75% Senior Subordinated Notes due 2020 (the “Old Notes” and, collectively with the New Notes, the “Notes”).
          The Old Notes contain guarantees (the “Old Guarantees”), and the New Notes upon issuance will contain guarantees (the “New Guarantees” and, collectively with the Old Guarantees, the “Guarantees”) by certain direct and indirect subsidiaries of the Company (the “Guarantors”), including Ogle Haus, LLC, an Indiana limited liability company (“Ogle Haus”).
          In connection with this opinion, we have examined the Registration Statement and forms of the following documents provided to us (the documents identified at items a. through d. below being referred to herein collectively as the “Operative Documents”):
     a. the Indenture, dated as of May 6, 2010, among the Company, The Bank of New York Mellon Trust Company, N.A., as Trustee, and the Guarantors named therein;
     b. the Notes;
     c. the Notation of Guaranty by the Guarantors;
     d. the Registration Rights Agreement, dated May 6, 2010, among the Company, the Guarantors, and the Initial Purchasers of the Notes identified therein; and

Pinnacle Entertainment, Inc.	2	July 15, 2010
     e. Secretary’s Certificates dated July 15, 2010, and May 6, 2010, by the Secretary of the Company as to various matters, including (a) Amended and Restated Articles of Organization of Ogle Haus, LLC, (b) the Operating Agreement of Ogle Haus, LLC dated as of October 22, 1999, and (c) Resolutions adopted by Combined Unanimous Written Consent of each of the Guarantors dated April 29, 2010 and May 5, 2010.
          For purposes of expressing our opinions herein, we have examined the documents and certificates identified above and have made such examination of Indiana law as we have deemed relevant or necessary as the basis for such opinions. As to certain questions material to our opinion, we have relied upon a certificate of Secretary and General Counsel of the Company. We have assumed with respect to all documents the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the original documents of all documents submitted to us as certified, conformed, or photostatic copies thereof.
          The opinions set forth herein are based upon and limited to the laws of the State of Indiana. No opinion is expressed herein as to “Blue Sky” or securities laws of the State of Indiana, or as to the substance or effect of federal laws or the laws of any jurisdiction other than the State of Indiana, and this letter should not be construed as expressing an opinion on any matters, legal or otherwise, not specifically mentioned herein.
          Based upon and subject to the foregoing and the other qualifications and limitations stated herein, we are of the opinion that the Guarantees to which Ogle Haus is a party have been duly authorized by Ogle Haus.
          We consent to you filing this opinion as an exhibit to the Registration Statement for the benefit of the holders of the Old Notes who will be acquiring the New Notes to be issued pursuant thereto. If required by the rules of the Commission, we consent to the use of our name under the caption “Legal Matters” in the Registration Statement and prospectus and any amendments thereto. In giving such consent, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act. We also consent to reliance on this opinion by Irell & Manella LLP, with respect to matters of Indiana law relevant to their opinion letter to the Company dated as of the date hereof and filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,
/s/ Baker & Daniels LLP